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                 EQUITABLE RESOURCES, INC. AND SUBSIDIARIES         Exhibit 12.1
                     RATIO OF EARNINGS TO FIXED CHARGES
                       FOR THE LAST FIVE FISCAL YEARS
                 AND THE TWELVE MONTHS ENDED MARCH 31, 1994
                 ------------------------------------------
                                  (Thousands)
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                                                                                                  Twelve Months
                                                                                                       Ended
                                             1989       1990       1991       1992       1993     March 31, 1994
                                           --------   --------   --------   --------   --------   --------------
Consolidated net income                   $ 50,874   $ 58,949   $ 64,168   $ 60,026   $ 73,455       $ 79,019
                                           -------    -------    -------    -------    -------        -------

Add:
 Federal and state income taxes             17,530     19,149     20,786     19,908     21,393         20,634
 Investment tax credit amortization         (1,195)      (715)      (850)    (1,138)    (1,373)        (1,432)
 Fixed charges                              30,585     30,308     34,729     40,522     42,006         43,049
                                           -------    -------    -------    -------    -------        -------

                                            46,920     48,742     54,665     59,292     62,026         62,251
                                           -------    -------    -------    -------    -------        -------

Earnings before fixed charges
 and income taxes                         $ 97,794   $107,691   $118,833   $119,318   $135,481       $141,270
                                           =======    =======    =======    =======    =======        =======


Fixed charges:
 Interest on long-term debt:
  Debentures and medium-
   term notes                             $ 20,992   $ 20,554   $ 22,351   $ 29,174   $ 31,356       $ 31,823
  First mortgage bonds                       2,129      1,871      1,759      1,389        330              -
  Amortization of original issue
   discount and debt expense,
   less premium                              1,102      1,143      1,208      1,336      1,475          1,503
                                           -------     ------    -------    -------    -------        -------

    Subtotal                                24,223     23,568     25,318     31,899     33,161         33,326

 Other interest                              4,024      4,405      6,627      5,512      5,567          6,336
 Allowance for borrowed funds
  used during construction                   1,218      1,701      1,263      1,267      1,841          1,836
 One-third of rent expense which
  is a representative interest
  rate for existing leases                   2,338      2,335      2,784      3,111      3,278          3,387
                                           -------    -------    -------    -------    -------        -------

    Total fixed charges                   $ 31,803   $ 32,009   $ 35,992   $ 41,789   $ 43,847       $ 44,885
                                           =======    =======    =======    =======    =======        =======

Ratio of earnings to fixed
 charges                                      3.07       3.36       3.30       2.86       3.09           3.15
                                           =======    =======    =======    =======    =======        =======
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